Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of October 30, 2020 (the “First Supplemental Indenture”), is entered into among Livongo Health, Inc., a Delaware corporation (the “Company”), Teladoc Health, Inc., a Delaware corporation (“Teladoc”) and U.S. Bank National Association (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 5, 2020 (the “Indenture”), between the Company and the Trustee, providing for the issuance of the 0.875% Convertible Senior Notes due 2025 (the “Notes”);

WHEREAS, on August 5, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Teladoc and Tempranillo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Teladoc (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Teladoc (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in the Merger Agreement, and other than as otherwise set forth in the Merger Agreement) will be automatically converted into (A) 0.5920 of a fully paid, validly issued and nonassessable share of Teladoc common stock, par value $0.001 per share (“Teladoc Common Stock”), subject to Section 2.04(f) of the Merger Agreement with respect to fractional shares and (B) the right to receive $4.24 in cash, without interest;

WHEREAS, pursuant to Section 14.07 of the Indenture, the Company and Teladoc are required to execute and deliver to the Trustee a supplemental indenture providing for, among other things, the right to convert each $1,000 principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger would have owned or been entitled to receive upon the Merger;

WHEREAS, the Merger constitutes a Merger Event;

WHEREAS, Teladoc wishes to fully and unconditionally guarantee all of the obligations of the Company under the Notes and the Indenture (the “Guarantee”);

WHEREAS, Section 10.01(h) of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto, without the consent of any Holder, in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to Section 14.02 of the Indenture, and to make such related changes to the terms of the Notes to the extent required by Section 14.07;

WHEREAS, Section 10.01(c) of the Indenture provides that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto, without the consent of any Holder, to add guarantees with respect to the Notes; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions. (a) All capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture.

(b) “Unit of Reference Property” means (A) 0.5920 of a fully paid and nonassessable share of Teladoc Common Stock and (B) $4.24 in cash, without interest.

ARTICLE II
MODIFICATIONS TO INDENTURE

SECTION 2.01.      Conversion Right. Pursuant to Section 14.07 of the Indenture, as a result of the Merger:

(a) at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the number of Units of Reference Property equal to the Conversion Rate in effect immediately prior to the Effective Time;

(b) at and after the Effective Time (i) the Company shall continue to have the right to determine the Settlement Method applicable upon conversion of Notes in accordance with Section 14.02 of the Indenture and (ii)(A) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (B) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in Units of Reference Property, and (C) the Daily VWAP shall be calculated based on the value of a Unit of Reference Property;

(c) the definitions of “Scheduled Trading Day,” “Trading Day” and “Market Disruption Event” shall be determined by reference to the Teladoc Common Stock; and

(d) the provisions of the Indenture, as modified herein, including without limitation, (i) all references and provisions respecting the terms “Common Stock,” “Conversion Price,” “Conversion Rate,” and “Last Reported Sale Price” and (ii) the provisions of Article 14 of the Indenture shall continue to apply, mutatis mutandis, to the Holders’ right to convert each Note into the Reference Property.

SECTION 2.02.      Anti-Dilution Adjustments. As and to the extent required by Section 14.07(a) of the Indenture, the Conversion Rate shall be subject to anti-dilution and other adjustments with respect to the portion of Reference Property constituting Teladoc Common Stock that shall be as nearly equivalent as is possible to the adjustments provided for in Article 14 of the Indenture.

SECTION 2.03.      Repurchase of Notes at Option of Holders. References to the “Company” and to “Common Stock” in the definition of “Fundamental Change” in Section 1.01 of the Indenture shall instead be references to “Teladoc” and “Teladoc Common Stock,” respectively. Except as amended hereby, the purchase rights set forth in Article 15 of the Indenture shall continue to apply.

ARTICLE III
GUARANTEE

SECTION 3.01.      Guarantee. (a) Teladoc hereby unconditionally guarantees to each Holder of Notes and to the Trustee and its successors and assigns, (i) the full and punctual payment when due of all monetary obligations of the Company under the Indenture and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture. Teladoc further agrees that its obligations hereunder shall be unconditional, irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Company (except to the extent such judgment is paid) or any waiver or amendment of the provisions of the Indenture or the Notes to the extent that any such action or any similar action would otherwise constitute a legal or equitable discharge or defense of Teladoc (except that such waiver or amendment shall be effective in accordance with its terms).

(b) Teladoc further agrees that its Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c) Teladoc further agrees to waive presentment to, demand of payment from and protest to the Company of its Guarantee, and also waives diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for nonpayment, the filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, and all other defenses based on suretyship. The obligations of Teladoc shall not be affected by any failure or delay on the part of the Trustee to exercise any right or remedy under the Indenture or the Notes.

(d) The obligation of Teladoc to make any payment hereunder may be satisfied by causing the Company to make such payment. If any Holder of any Note or the Trustee is required by any court or otherwise to return to the Company or Teladoc or any custodian, trustee, liquidator or other similar official acting in relation to the Company or Teladoc any amount paid by either of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Upon the satisfaction and discharge of the Indenture in accordance with Article 3 thereof, Teladoc will be released and relieved of any obligations under the Guarantee.

ARTICLE IV
ACCEPTANCE OF FIRST SUPPLEMENTAL INDENTURE

SECTION 4.01.      Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.01.      Effectiveness of First Supplemental Indenture. This First Supplemental Indenture shall become effective as of the Effective Time.

SECTION 5.02.      Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Company, Teladoc and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. All the provisions of this First Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 5.03.      Indenture Remains in Full Force and Effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this First Supplemental Indenture, shall remain in full force and effect and is in all respects confirmed and preserved.

SECTION 5.04.      Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.05.      Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the other parties hereto shall be deemed to be their original signatures for all purposes.

SECTION 5.06.      Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.07.      Severability. In the event any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 5.08.      Waiver of Jury Trial. EACH OF THE COMPANY, TELADOC AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 5.09.      Trustee Makes No Representation. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company and Teladoc, and the Trustee assumes no responsibility for the correctness of the same.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

LIVONGO HEALTH, INC.

By:	/s/ Lee Shapiro

Name: Lee Shapiro
Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

TELADOC HEALTH, INC.

By:	/s/ Adam C. Vandervoort

Name: Adam C. Vandervoort
Title: Chief Legal Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough

Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to First Supplemental Indenture]